EXECUTION COPY

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

          AGREEMENT made effective as of the 23rd day of June, 2003, between Polo Ralph Lauren Corporation, a Delaware corporation (the “Company”), and Ralph Lauren (the “Executive”).

RECITALS

          The Executive is the founder of the predecessor entities of the Company and has acted as Chief Executive Officer of such entities and the Company for more than thirty-five years.

          The Executive has heretofore been employed by the Company pursuant to an employment agreement made effective as of June 9, 1997, as amended and restated April 4, 1999 (the “Prior Agreement”).

          The Company recognizes that the Executive’s talents and abilities are unique and have been integral to the success of the Company. The Company wishes to retain the services of the Executive and recognizes that the Executive’s contribution to the growth and success of the Company will be substantial. The Company desires to provide for the continued employment of the Executive and to make employment arrangements that will reinforce and encourage the attention and dedication to the Company of the Executive as a member of the Company’s senior management, in the best interest of the Company. The Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided.

          The Company and the Executive wish to amend and restate the Prior Agreement as evidenced by this Agreement effective as of the date hereof in order to provide for the modification of certain provisions of the Prior Agreement.

          In order to effect the foregoing, the Company and the Executive wish to enter into an Agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

     Employment. Effective as of June 23, 2003 (the “Effective Date”), the Executive’s employment with the Company shall be governed by this Agreement, which restates and supersedes the Prior Agreement.

     Term. The term of the Executive’s employment hereunder shall commence as of the Effective Date and shall remain in effect through the last day of the Company’s fiscal year (a “Fiscal Year”) which ends in calendar year 2008, subject to earlier termination in accordance with the terms of this Agreement (the “Term”). The Term shall be automatically extended for successive one year periods thereafter unless either party notifies the other in writing of his or its intention not to so extend the Term at least ninety (90) days prior to the commencement of the next scheduled one year extension.

     Position and Duties.

          Title and Duties. The Executive shall serve as Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company (the “Board”), and shall have such duties, authority and responsibilities as are normally associated with and appropriate for such positions. The Executive shall report directly to the Board. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

          Office and Facilities. The Executive shall be provided with appropriate office and secretarial facilities in each of the Company’s principal executive offices in New York City and any other location that the Executive reasonably deems necessary to have an office and support services in order for the Executive to perform his duties to the Company. In addition, the Executive shall continue to be entitled to have certain employees of the Company perform services for the Executive which are non-Company related in a manner consistent with past practice; provided that the Executive reimburses the Company for the full amount of salary, benefits and other expenses relating to such employees.

     Compensation.

          Base Salary. During the Term, the Company shall pay to the Executive an annual base salary of $1,000,000. The Executive’s base salary shall be paid in substantially equal installments on a basis consistent with the Company’s payroll practices and shall be subject to such increases, if any, as may be determined in the sole discretion of the Board. The Executive’s base salary, as in effect at any time, is hereinafter referred to as the “Base Salary.”

          Annual Bonus. For each Fiscal Year that occurs during the Term, the Executive shall be eligible to earn an annual cash bonus (the “Bonus”) under the Company’s Executive Officer Annual Incentive Plan, as amended from time to time (the “Bonus Plan”), based upon the achievement by the Company and its subsidiaries of performance goals for each such Fiscal Year established by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee shall establish objective criteria to be used to determine the extent to which such performance goals have been satisfied. The range of the Bonus opportunity for each Fiscal Year will be as determined by the Compensation Committee based upon the extent to which such performance goals are achieved, provided that the annual target Bonus opportunity shall be $8 million for the 2004 Fiscal Year, $9 million for the 2005 Fiscal

Year, $10 million for the 2006 Fiscal Year, $11 million for the 2007 Fiscal Year and $12 million for the 2008 Fiscal Year (for each such Fiscal Year, the “Target Bonus”), and provided, further that for each Fiscal Year, the maximum Bonus payable pursuant to this Section 4(b) shall not exceed the amount that is 150% of the Target Bonus for such Fiscal Year. Notwithstanding the foregoing, in no case may the Bonus for any Fiscal Year exceed the maximum annual bonus payable to any single individual pursuant to the Bonus Plan. The Bonus, if any, payable to the Executive in respect of any Fiscal Year will be paid at the same time that bonuses are paid to other executives of the Company, but in any event within seventy-five days after the conclusion of such Fiscal Year.

          Incentive Compensation.

Stock Options. As of the Effective Date, and annually thereafter during the Term at the same time as stock options or other equity awards are granted to other executives of the Company, the Executive will be granted an option (each, an “Annual Option”) to purchase 150,000 shares of Class A Common Stock of the Company (the “Common Shares”) pursuant to the terms of the Company’s 1997 Long-Term Stock Incentive Plan or any successor thereto (the “Incentive Plan”). In the event that, prior to the grant of an Annual Option, there occurs any stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Shares or other similar corporate transaction or event that affects the Common Shares such that an adjustment is determined by the Committee (as defined in the Incentive Plan) in its discretion to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available hereunder, the number of Common Shares subject to such Annual Option (when granted) will be subject to equitable adjustment. Each Annual Option will have a term of ten (10) years (subject to earlier termination as described in Section 6 hereof) and will be nontransferable during the Executive’s lifetime, except for transfers by the Executive to family members (or trusts for their benefit) pursuant to the terms of the Incentive Plan. Each Annual Option will vest and become exercisable ratably over three (3) years on each of the first three anniversaries of the date of grant, subject to the Executive’s continued employment through each vesting date and subject to the provisions of Section 6 hereof, and will have an exercise price per Common Share equal to the fair market value per Common Share as of the date of grant.

Restricted Stock Units. As of the Effective Date, and annually thereafter during the Term at the same time as stock options or other equity awards are granted to other executives of the Company, the Executive will be granted (each, an “Annual Grant”) 100,000 restricted stock units (“Units”) pursuant to the terms of the Incentive Plan. Each Unit will represent a right to receive one Common Share. In the event that, prior to an Annual Grant, there occurs any stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Shares or other similar corporate transaction or event that affects the Common Shares such that an adjustment is determined by the Committee (as defined in the Incentive Plan) in its discretion to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available hereunder, the number of Units subject to such Annual Grant (when granted) will be subject to equitable adjustment. Each of the Units will vest on the fifth (5th) anniversary of the date of grant (subject to acceleration of vesting or forfeiture upon termination of employment as described in Section 6 hereof). Payment in respect of each vested Unit shall be made in Common Shares as soon as practicable following the date of the Executive’s termination of employment with the Company. In the event of an issuance of a cash dividend on the Common Shares (a “Dividend”), the Executive shall be entitled to be credited with an additional number of restricted stock units (each, a “Dividend Unit”) equal to the quotient obtained by dividing (a) the product of (i) the number of Units that the Executive holds at the time of the record date for such Dividend multiplied by (ii) the amount of the Dividend per Common Share, divided by (b) the fair market value per Common Share on the payment date for such Dividend. Once credited, each Dividend Unit shall be treated as a Unit hereunder and shall be subject to the same terms and conditions as those terms and conditions as the Units from which such Dividend Unit is derived, including but not limited to vesting schedule and rights to Dividend Units with respect to future Dividends. The terms and conditions of each Annual Grant will be reflected in an Award Agreement which shall be consistent with this paragraph and with the terms and conditions of the Incentive Plan.

     Employee Benefits.

          Benefit Plans. The Executive shall continue to participate in all existing employee benefit plans, perquisite and fringe benefit arrangements of the Company or its affiliates in which he is currently participating and shall be entitled to participate in any future employee benefit plans, perquisite and fringe benefit arrangements of the Company or its affiliates that are provided to other officers of the Company on terms no less favorable than are provided to any other senior executive of the Company.

          Life Insurance. The Executive shall be solely responsible for maintaining and making premium contributions to, and the Company shall cease to have any further obligation to maintain and make premium contributions with respect to, those certain split dollar and other life insurance arrangements between the Company and the Executive, his family members and/or life insurance trusts for the benefit of any of them, that have been maintained or contributed to by the Company or its affiliates or predecessor entities (the “Insurance Policies”); provided, however, that nothing contained in this Section 5(b) shall adversely affect the Company’s right to receive reimbursement in respect of any premium payments previously made by the Company under the Insurance Policies.

          Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company (including hotel, travel and meal expenses for the Executive’s spouse should the Executive’s spouse elect to travel with Executive) (collectively, “Business Expenses”), provided that such Business Expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

          Air Travel. For security purposes, the Executive and his family members shall be required to use the Executive’s or other acceptable private aircraft for any travel. For any Business Expense incurred as a result of the Executive’s use of his private aircraft, the Executive shall be reimbursed in accordance with past practice. For any Business Expense incurred as a result of travel on any private aircraft (other than Executive’s personal aircraft), the Executive shall be entitled to reimbursement at market rates.

          Perquisites. The Company shall provide the Executive with a car and driver for his use during the term of his employment with the Company.

          Vacations. The Executive shall be entitled to vacations and holidays on a basis consistent with that offered to other senior executive officers of the Company.

          Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by applicable law against damages and expenses (including fees and disbursements of counsel) in connection with his status or performance of duties as an officer or director of the Company and its affiliates (including any predecessor entities) and shall use reasonable commercial efforts to maintain customary and appropriate directors and officers liability insurance for the benefit of the Executive’s protection. The Company’s obligations under this Section 5(g) shall survive any termination of the Executive’s employment hereunder.

     Termination of Employment. The Company and the Executive may each terminate the Executive’s employment hereunder and the Term for any reason.

          Termination by the Company without Cause, Non-Extension of Term by the Company or Termination by the Executive for Good Reason. If the Company shall terminate the Executive’s employment without “Cause” (as defined in Section 6(e)), if the Company elects not to extend the Term, or if the Executive resigns for Good Reason (as defined in Section 6(e)):

the Executive shall be entitled to receive a lump sum cash payment equal to the sum of:

the Executive’s Base Salary that would be payable for the period from the date of the Executive’s termination of employment through the third (3rd) anniversary thereof (the “Severance Period”);

any accrued but unpaid compensation as of the date

of termination of employment; and

a Bonus equal to three (3) times the average annual bonus paid to the Executive in respect of each of the immediately preceding two Fiscal Years prior to the Fiscal Year in which the Executive’s termination of employment occurs;

during the Severance Period, the Company shall (A) continue to provide the Executive with office facilities and secretarial assistance in New York City and any other location that the Executive maintained an office during the term of his employment that the Executive reasonably deems necessary, (B) permit the Executive to continue to participate in all welfare and medical plans on the same terms as active officers of the Company, and (C) continue to provide the Executive with the use of a car and driver;

any unvested stock options then held by the Executive will continue to vest on their scheduled vesting dates, subject to and conditioned upon the Executive’s compliance with Section 8 hereof. In addition, subject to, and conditioned upon, the Executive’s compliance with Section 8 hereof, any vested options (and any options that continue to vest as described above) will remain exercisable until the later to occur of (A) one (1) year from the date of the Executive’s termination of employment or (B) thirty (30) days from the date the option becomes vested and exercisable, but in no event later than the expiration date of the option;

any unvested Units then held by the Executive shall vest in their entirety on the Executive’s date of termination of employment; and

except as expressly provided above and except for the Company’s obligations under Section 5(g) hereof, the Company shall have no further obligations to the Executive hereunder following the Executive’s termination of employment under the circumstances described in this Section 6(a).

          Termination Due to Death or Disability. If the Executive’s employment is terminated due to his death or “Disability” (as defined in Section 6(e)):

the Executive (or his estate) shall be entitled to a lump sum cash payment equal to the sum of:

the Executive’s Base Salary through the date on which his termination due to death or Disability occurred;

any accrued and unpaid compensation as of the date of termination of employment; and

a pro-rata portion of the Bonus he would otherwise

have received for the Fiscal Year in which his termination due to death or Disability occurred;

any unvested stock options then held by the Executive will vest immediately and options held by the Executive, or his estate, will remain exercisable for three (3) years from the date of the Executive’s death or termination due to Disability, but in no event later than the expiration date of the option.

any unvested Units then held by the Executive shall vest in their entirety on the Executive’s date of termination of employment; and

except as expressly provided above and except for the Company’s obligations under Section 5(g) hereof, the Company will have no further obligations to the Executive hereunder following the Executive’s termination of employment under the circumstances described in this Section 6(b).

          Termination by the Company for Cause, by the Executive other than for Good Reason or Due to the Executive’s Election Not to Extend the Term. If the Executive’s employment is terminated by the Company for Cause, by the Executive other than for Good Reason, or due to the Executive’s election not to extend the Term:

the Executive shall be entitled to receive an immediate lump sum cash payment equal to the sum of:

his Base Salary through the date of termination; and any accrued but unpaid compensation for any prior Fiscal Year;

any accrued and unpaid compensation as of the date of termination of employment; and

a pro-rata portion of his Bonus for the Fiscal Year in which the termination occurred, to be paid when bonuses are paid to other executives of the Company;

any stock options then held by the Executive that have not previously been exercised shall be forfeited.

any unvested Units shall be forfeited and the Executive shall be entitled to payment in respect of those Units that have vested as of the date of the Executive’s termination of employment with the Company, provided, however, that for the purposes of this clause (iii), if the Executive terminates his employment without Good Reason after the last day of Fiscal Year which ends in calendar year 2008, any unvested Units will vest and the Executive shall be entitled to payment in respect of such Units; and

except as expressly provided above and except for the Company’s obligations under Section 5(g) hereof, the Company will have no further obligations to the Executive hereunder following the Executive’s termination of employment under the circumstances described in this Section 6(c).

          Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. If the Company terminates the Executive’s employment for Cause or due to Disability or if the Executive resigns for Good Reason, the “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

          Definitions. For purpose of this Agreement:

“Cause” shall mean (A) the willful and continued failure by the Executive to substantially perform his duties hereunder after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; or (B) the Executive’s conviction of, or plea of nolo contendere to, a crime (whether or not involving the Company) constituting a felony; or (C) willful engaging by the Executive in gross misconduct relating to the Executive’s employment that is materially injurious to the Company or subjects the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity, in violation of Section 9) or which subjects, or if generally known, would subject the Company to public ridicule or embarrassment. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the forgoing, the Executive shall not be deemed to have been terminated for Cause without (x) reasonable written notice to the Executive setting forth the reasons for the Company’s intention to terminate for Cause, (y) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (z) delivery to the Executive of a Notice of Termination, as defined in Section 6(d) hereof, from the Board finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (A) through (C) hereof, and specifying the particulars thereof in detail. In the event that the Board has so determined in good faith that Cause exists, the Board shall have no obligation to terminate the Executive’s employment if the Board determines in its sole discretion that such a decision not to terminate the Executive’s employment is in the best interest of the Company.

“Good Reason” shall mean (A) a material diminution in the

Executive’s duties or the assignment to the Executive of a title or duties inconsistent with his position as Chairman of the Board and Chief Executive Officer of the Company, (B) a reduction in the Executive’s salary or annual incentive bonus opportunity, or (C) a failure of the Company to comply with any material provision of this Agreement; provided that the events described in clauses (A), (B) and (C) above shall not constitute Good Reason unless and until such diminution, reduction or failure (as applicable) has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company.

For purposes of this Agreement, “Disability” shall mean that as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given by the Company (which may occur before or after the end of such six month period) the Executive shall not have returned to the performance of his duties hereunder on a full-time basis.

     No Mitigation. The Executive shall have no duty to mitigate the payments provided for hereunder by seeking other employment or otherwise and such payment shall not be subject to reduction for any compensation received by the Executive from employment in any capacity following the termination of the Executive’s employment with the Company.

     Non-Solicitation/Non-Competition.

          The Executive agrees that for the duration of his employment and for a period of three (3) years from the date of termination thereof, he will not, on his own behalf or on behalf of any other person or entity, hire, solicit, or encourage to leave the employ of the Company or its subsidiaries or affiliates any person who is an employee of any of such companies.

          The Executive agrees that for the duration of his employment and for a period of three (3) years from the date of termination thereof, the Executive will take no action which is intended, or would reasonably be expected, to harm (e.g., making public derogatory statements or misusing confidential Company information, it being acknowledged that the Executive’s employment with a competitor in and of itself shall not be deemed to be harmful to the Company for purposes of this Section 8(b)) the Company or any of its subsidiaries or affiliates of their reputation.

          The Executive agrees that during the duration of his employment and for a period of two (2) years following the date of the Executive’s termination of employment for any reason other than death, the Executive shall not, directly or indirectly, (A) engage in any “Competitive Business” (as defined below) for his own account, (B) enter into the employ of, or render any services to, any person engaged in a Competitive Business, or (C) become interested in any entity engaged in a Competitive Business, directly or indirectly as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided that the Executive may own, solely as an investment, securities of any entity which are traded on a national securities exchange if the Executive is not a controlling person of, or a member of a group that controls such entity and does not, directly or indirectly, own 2% or more of any class of securities of such entity.

For purposes of this Agreement, the term “Competitive Business” shall include the design, manufacture, sale, marketing or distribution of branded or designer apparel and other products in the categories of products sold by, or under license from, the Company or its affiliates within the United States.

          The Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than the Company or any of its affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company generally, or any affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant. The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates.

          If the Executive breaches, or threatens to commit a breach of, any of the provisions of this Section 8 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity:

The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company;

The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by the Executive as the result of any transactions constituting a breach of any of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company; and

The right to discontinue the payment of any amounts owing to the Executive under the Agreement.

          If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

     Successors; Binding Agreement.

          The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are payable to him hereunder all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

     Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered with receipt acknowledged or five business days after having been mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

Mr. Ralph Lauren c/o Polo Ralph Lauren Corporation 650 Madison Avenue New York, New York 10022

          If to the Company:

Polo Ralph Lauren Corporation

650 Madison Avenue New York, New York 10022 Attention: Corporate Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

     Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the City of New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond, and provided further that the Executive shall be entitled to seek specific performance of his right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation.

     Prior Agreements; Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, effective as of the Effective Date.

POLO RALPH LAUREN CORPORATION

By:	/s/ JOEL L. FLEISHMAN

Joel L. Fleishman, Chairperson of the Compensation Committee

/s/ RALPH LAUREN

Executive: Ralph Lauren